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EXHIBIT 99.1

TYCO ELECTRONICS LTD.

SPECIAL UNCONSOLIDATED INTERIM BALANCE SHEET*

(prepared for Swiss statutory and tax purposes)

(UNAUDITED)

As of June 22, 2009

(in millions)

	US Dollars	Swiss Franc Equivalent(1)
Assets
Cash and cash equivalents	—	—
Intercompany trade receivables	2	2
Prepaid expenses and other current assets	175	190
Investment in subsidiaries	9,361	10,153
Treasury shares	202	219

Total Assets	9,740	10,564

Liabilities and Shareholders' Equity
Accrued and other current liabilities	232	252
Intercompany loans payable	2,122	2,302

Total Liabilities	2,354	2,554

Shareholders' Equity
Common shares	1,124	1,217
Legal reserves
Owned shares reserve	371	402
General reserve	—	—
Free reserves
Contributed surplus	9,273	10,059
Accumulated deficit	(3,382)	(3,668)

Total Shareholders' Equity	7,386	8,010

Total Liabilities and Shareholders' Equity	9,740	10,564

(1)
Based on an exchange rate of 1.0846 Swiss Francs per US dollar (a rate in effect on June 22, 2009, as reported by Schweizerische Nationalbank).

*
This special balance sheet is being used to establish the opening balance sheet for Swiss statutory and tax requirements and includes certain non-U.S. GAAP adjustments which are appropriate for Swiss statutory and tax requirements and which are not necessary or required for, and will not be included in, our balance sheet prepared in accordance with U.S. GAAP.

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TYCO ELECTRONICS LTD. SPECIAL UNCONSOLIDATED INTERIM BALANCE SHEET* (prepared for Swiss statutory and tax purposes) (UNAUDITED) As of June 22, 2009 (in millions)